Exhibit 10.1

SUPPLEMENTAL SEPARATION PAY AGREEMENT

THIS SUPPLEMENTAL SEPARATION PAY AGREEMENT (the “Agreement”) is made as of the 20th day of July, 2010 by and between ANNE L. STEVENS (“Executive”) and CARPENTER TECHNOLOGY CORPORATION (the “Company”).

WHEREAS, Executive’s service to the Company in all capacities has ceased;

WHEREAS, the parties desire to document a complete resolution of all matters between them; and

WHEREAS, the Company has agreed to pay Executive certain additional amounts and to provide her with certain additional benefits, subject to the execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration; Acknowledgements; References.

1.1. Consideration. Subject to Executive’s compliance with the terms of this Agreement (including, without limitation, Section 5 below), Executive will receive the following:

(a) a lump sum cash payment of $1,760,000 (less tax withholding required by applicable law), payable on the first regularly scheduled pay date for salaried employees that occurs at least 10 days after the date this Agreement is fully executed, provided the Agreement has by that time become irrevocable; and

(b) provided that Executive and her eligible dependents remain eligible for COBRA continuation coverage under the Company’s group health plan on November 10, 2010, continued health insurance coverage for Executive and her eligible dependents from November 10, 2010 through November 9, 2011 (or, separately with respect to Executive and each eligible dependent, until such earlier date as that person first becomes eligible for coverage under Medicare or a new employer’s group plan) at no cost to Executive. Such continued coverage will be provided through waiver of the applicable premium for COBRA coverage, post-COBRA continuation under the Company’s group health plan, reimbursement to Executive of the reasonable costs of purchasing individual coverage and/or such other means as the Company may reasonably select and will be provided consistent with the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(3), (4) and (5).

1.2. Acknowledgements. Executive acknowledges that, in the absence of her execution of this Agreement, the benefits, rights and payments specified in Section 1.1 of this Agreement would not otherwise be due to her. Executive further acknowledges that, except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to her.

1.3. References. Upon reasonable request of Executive, Gregory Pratt (or, if Mr. Pratt is unavailable, another member of the Company’s Board of Directors (the “Board”) reasonably acceptable to Executive) will provide written or oral references for Executive in support of her candidacy for other professional positions.

SECTION 2. Release and Covenant Not to Sue.

2.1. Release. The Company (including for purposes of this sentence its parents, affiliates and subsidiaries) hereby fully and forever releases and discharges Executive (and her heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Company and all its predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, stockholders, employees, agents and attorneys, past and present (collectively, the “Released Persons”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Agreement, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2. Covenant Not to Sue. Executive expressly represents that she has not filed a lawsuit or initiated any other administrative proceeding against any Released Person and has not assigned any such claim to another person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and has not assigned any such claim to another person or entity. Both Executive and Company further promise not to initiate or assign any lawsuit or other claim purported to be released by this Agreement. This Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

2.3. Claims Not Released. The foregoing will not be deemed to release the Company from claims (a) to enforce this Agreement, (b) for indemnification under the Company’s By-Laws for acts performed or omissions made by Executive in her capacity as an employee, officer and/or director of the Company, and (c) for continuation of her base salary and health insurance coverage through November 9, 2010. Similarly, the foregoing will not be deemed to release Executive from claims (x) to enforce this Agreement, (y) arising from acts or omissions by Executive that would constitute a crime, or (z) not known to any member of the Board or executive management (other than Executive) on the date hereof, provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board or executive management prior to the date hereof upon reasonable inquiry.

SECTION 3. Non-Disparagement. No person authorized to speak on the Company’s behalf with regard to Executive, including without limitation, the Company’s executive officers and Board members, will directly or indirectly disparage Executive or her performance or otherwise take any action that could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, Executive will not directly or indirectly disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. This section will not bar either party from testifying truthfully in any judicial or administrative proceeding

SECTION 4. Rescission Right. Executive expressly acknowledges and recites that (a) she has read and understands this Agreement in its entirety, (b) she has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) she was provided twenty-one (21) calendar days after receipt of the Agreement to consider its terms before signing it; and (e) she is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement in which case this Agreement shall be unenforceable, null and void. Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation, via overnight delivery with acknowledgement of receipt requested, to the Company’s Chief Executive Officer at the following address: Carpenter Technology Corporation, 2 Meridian Boulevard, Wyomissing, PA 19610-1339, with a copy to: Barry M. Abelson, Esquire, Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103-2799.

SECTION 5. Confidentiality; Restrictive Covenants.

5.1. Confidential Information. Executive will not disclose or use at any time any Confidential Information (defined below) of the Company, its parents, subsidiaries, predecessors, successors or affiliates (collectively “the Companies”), whether patentable or not. For purposes of this Agreement, “Confidential Information” shall include, without limitation, information regarding any of the Companies’ or their customers’ or business partners’: (i) trade secrets or proprietary information; (ii) business plans and prospective capital expenditures or investments; (iii) financing information and sources; (iv) patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications; (v) financial data and projections; (vi) sales and marketing strategies, plans and programs and product development information; (vii) business methods, processes and costs; and (vii) personnel data, policies and plans. “Confidential Information” does not include information that was in Executive’s possession prior to her employment by the Company. The Confidential Information shall remain at all times the property of the Companies.

5.2. Restrictive Covenants. Reference is hereby made to the contents of the paragraph in that certain letter agreement dated October 6, 2006 regarding Executive’s terms of employment (the “Offer Letter”) labeled “Restrictive Covenants” (the “Restrictive Covenants”). Executive acknowledges and agrees that the Restrictive Covenants remain reasonable and necessary to protect the Company’s legitimate business interests, that the Restrictive Covenants will continue in full-force and effect through the second anniversary of the cessation of her service to the Company and that she has complied and will continue to comply with the Restrictive Covenants in all respects. The Company agrees that, as used in the Restrictive Covenants, the phrase “business that competes with Carpenter” will be deemed to mean any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components.

5.3. Remedies. Executive acknowledges that any breach of this Section 5 will cause continuing and irreparable injury to the Company for which monetary damages alone would not be an adequate remedy. Executive therefore agrees that any breach or threatened breach of this section will entitle the Company to injunctive relief, without posting a bond, in addition to any other remedies that may be available to the Company. If any part of those sections is found to be overbroad, the parties authorize the reviewing court to reform the relevant provisions to provide the maximum protection for the Company that is legally permitted and to enforce those provisions as reformed.

SECTION 6. Cooperation. Executive agrees to cooperate with the Company, its affiliates and their counsel in connection with any matter relating to her service to the Company (including, without limitation, legal claims, investigations, regulatory matters and other proceedings). Executive’s reasonable cooperation in connection with such matters shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to schedule and limit the need for Executive’s cooperation so as not to unduly interfere with her personal and other professional obligations. Executive understands that in any legal action, investigation or regulatory proceeding, the Company expects her to provide only accurate and truthful information or testimony. The Company shall reimburse Executive within 30 days for all reasonable expenses, including travel expenses, that she necessarily incurs in connection with this section (subject to presentment of suitable invoices). For time spent after November 9, 2011 fulfilling her obligations under this section, Executive will be compensated at a rate of $425 per hour.

SECTION 7. Miscellaneous.

7.1. No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by either party to the other. There have been no such violations, and the Company and Executive each specifically deny any such violations.

7.2. Agreement Binding. This Agreement will inure to the benefit of, and be binding upon, the Company, Executive and each of their respective successors, executors, administrators and heirs.

7.3. Severability. The provisions of this Agreement are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions (or the affected provisions as so modified) shall remain fully valid and enforceable.

7.4. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof, including without limitation the Special Severance Agreement between Executive and the Company dated August 24, 2007 and the Offer Letter. In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement.

7.5. Amendments; Waivers; Interpretation. No modification or waiver of or amendment to any provision of this Agreement will be effective unless in writing and signed by Executive and an authorized officer of the Company. A delay or failure by the either party to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

7.6. Company Property. To the extent she has not already done so, Executive agrees to return to the Company within seven days following her execution of this Agreement any Company property in her possession or control including, without limitation, any identification cards, motor vehicle decals, credit cards, computer hardware/software, mobile communication devices, books, files (electronic or paper), keys, tools, etc.

7.7. Confidentiality of Agreement. The parties agree that the terms, conditions, amounts and facts of this Agreement are confidential and therefore may not be disclosed to any person or entity, except (a) to the extent that such disclosure is required by law (including, without limitation, as may be necessary to fulfill the Company’s disclosure or reporting obligations under applicable securities, labor or tax laws or regulations) or by the rules of any stock exchange, (b) for disclosures to their respective attorneys and tax advisors, provided such advisors agree to maintain the confidentiality of this Agreement, (c) for disclosure to employees, agents and auditors of the Company for the purpose of administering this Agreement and the obligations herein contained, and (d) in connection with any proceeding to enforce this Agreement.

7.8. Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws.

7.9. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on the date below indicated, respectively.

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ K. Douglas Ralph
	Title:	Chief Financial Officer

Date: July 20, 2010

ANNE L. STEVENS

/s/ Anne L. Stevens

Date: July 19, 2010